                            MASTER SERVICE AGREEMENT


     THIS MASTER SERVICE AGREEMENT (this "Agreement") is entered into as of the 29 day of July, 1996 (the "Effective Date") between ADVANCED RADIO TELECOM CORP., a Delaware corporation with its principal place of business at 500-108th Avenue, N.E., Suite 2600, Bellevue, Washington 98004 ("ART"), and American PCS, LP, a Delaware Limited Partnership("PURCHASER"), with its principal place of business at 6901 Rockledge Drive, Suite 600, Bethesda, MD 20817.

                                    RECITALS:

     WHEREAS, ART is a common carrier providing broadband wireless local telecommunications services in certain geographic areas throughout the United States, and its primary service offering uses 38 GHz milimetric facilities;

     WHEREAS, Purchaser desires to use the services by ART; and

     WHEREAS, ART and Purchaser desire to enter into an agreement providing for the furnishing of broadband wireless services by ART.

     NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements hereinafter set forth, ART and Purchaser, intending to be legally bound, agree as follows:

1.   DEFINITIONS
Definitions are contained in ATTACHMENT A.

2.   TERM OF AGREEMENT
The term of this Agreement shall begin on the Effective Date and shall continue in effect for one (1) year thereafter. THE AGREEMENT SHALL RENEW FOR SUCCESSIVE PERIODS OF THREE (3) YEARS UNLESS ONE OF THE PARTIES GIVES WRITTEN NOTICE NOT TO RENEW NO LATER THAN SIXTY (60) DAYS PRIOR TO THE SCHEDULED DATE OF EXPIRATION OF THE INITIAL PERIOD OR ANY SUBSEQUENT RENEWAL PERIOD.

3.   SCOPE OF AGREEMENT

ART shall provide to Purchaser domestic interstate and intrastate Services pursuant to this Agreement and to ART's tariffs ("TARIFFS") governing certain of the Services on file with the Federal Communications Commission ("FCC") and various state regulatory commissions. This Agreement incorporates the relevant Tariff provisions as they may be amended from time to time in accordance with law. The Tariffs shall control the furnishing of service under this Agreement in the event of any conflict between this Agreement and the Tariffs but only to the extent that the Tariffs are required to control by operation of law; provided that ART agrees not to seek to amend its Tariffs if the effect is to invalidate provisions of this Agreement except where this Agreement expressly permits such amendment or with the consent of Purchaser. Capitalized terms not otherwise defined in this Agreement shall have the meanings assigned to them in the Tariffs.

4.   SERVICES PROVIDED BY ART

     4.1  38 GHz TRANSMISSION SERVICES
ART shall provide transmission services over authorized 38 GHz facilities in authorized areas, which services shall consist of the equipment, circuits and connection facilities specified in the Link Inventory List, as hereinafter defined, (the "Services"). Additional services may be added, from time to time, by amendment to this Agreement in the form of the Service Order, the current version of which is attached hereto as ATTACHMENT B. Payment by Purchaser for the Services shall be in accordance with Section 10.

     4.2   EQUIPMENT

          4.2.1  Equipment Supplied
In connection with the provision of Services under this Agreement, it will be necessary for ART to install certain equipment on the premises of Purchaser and/or other locations controlled by third parties and related to the provision of the Services (collectively "Sites"). Equipment to be installed on each Link includes Outdoor Units ("ODU'S"), Indoor Units ("IDU'S"), antennas and antenna mounts, monitoring equipment, power supplies, associated hardware and cabling, and other materials necessary to complete the installation process (the "EQUIPMENT"). The specific Equipment installed at each Site shall be determined after installation is completed and shall be specified in a supplement to the Service Order (the "LINK INVENTORY LIST"). In the event of the installation of Equipment using frequencies other than 38 GHz, the Link Inventory List will be amended by written agreement accordingly.

          4.2.2  TITLE AND INTEREST
Purchaser acknowledges and agrees that the Equipment is, and at all times shall remain, the property of ART, or shall, from time to time as circumstances may require, be owned by a third party and leased by ART and that Purchaser shall have no right, title or interest in or to the Equipment. The Equipment is, and at all times shall remain, personal property notwithstanding that it may now be or hereafter become in any manner embedded in, affixed or attached to real property or any building thereon. Purchaser covenants and agrees to maintain the Equipment free and clear of all liens, charges, security interests and encumbrances (except any placed thereon by or with the consent of ART.

          4.2.3  RISK OF LOSS
Purchaser shall take all appropriate measurers to secure the Equipment from loss, destruction or damage, and prevent the possibility that the Equipment might create environmental hazards, including but not limited to: physical security, including, without limitation, barriers, limited and locked access, posted warnings and training of those with access; electronic security including without limit periodic audits of its telecommunications systems and passwords; environmental controls; and suitable power supplies.

          4.2.4  EQUIPMENT ALTERATIONS
Purchaser acknowledges that ART shall have complete discretion to furnish the Services using any equipment it chooses, so long as the Services are designed to satisfy the Performance Expectations as outlined in Section 8.1. ART shall use reasonable efforts to notify Purchaser of any changes in Equipment that appear likely to materially affect Purchaser's equipment or services prior to making any such changes.

5.   SERVICE ORDERING PROCEDURES

     5.1  SERVICE ORDER PROCESSING
In order to initiate the processing of an order for the Services, Purchaser shall submit to ART a non-executed Service Order. ART shall examine the Service Order for completeness and may return the Service Order to Purchaser for additional information. Purchaser shall exercise reasonable efforts to complete and return the Service Order to ART within three (3) business days of receipt. ART and Purchaser shall then jointly conduct a Preliminary Site Survey and ART shall complete the Pre-Qualification Work Sheet. ART may elect to conduct a detailed site survey. ART shall exercise reasonable efforts to complete the detailed site survey if it is deemed necessary within five (5) business days of receipt of the completed Service Order, subject to Purchaser securing necessary access to installation sites. Purchaser and ART shall then execute the Service Order, which shall become an integral part of this Agreement. Prior to installation, ART shall inform Purchaser should there be any additional charges due to requirements of a non-standard installation or link configuration. ART shall exercise reasonable efforts to process the Service Order expeditiously and in accordance with a mutually-agreeable target schedule

("TARGET SERVICE DATE"). The Target Service Date shall be set forth in the Service Order, shall be subject to Purchaser securing necessary access and roof rights, and may be amended from time to time by amendments to the Service Order.

     5.2  SERVICE ORDER MODIFICATION OR CANCELLATION
Purchaser may modify or cancel its Service Order at any time (i) prior to the installation of the Equipment without charge except that Purchaser shall be responsible for all direct charges incurred to the date of cancellation that are payable to third parties and (ii) after installation of Equipment but prior to the Service Commencement Date, as hereinafter defined, provided that Purchaser shall be responsible for all charges incurred by ART and for all direct charges incurred to the date of cancellation that are payable to third parties. The charges set forth in this Section 5.2 are subject to Section 5.3. Cancellations and modifications by Purchaser will not be accepted unless confirmed in writing by Purchaser and signed by an officer of Purchaser.

     5.3  TIMING
ART shall exercise reasonable efforts to install the Equipment and commence delivering the Services by the Target Service Date but only in situations where arrangements to obtain access to and use of the Site have been completed prior to execution of the Service Order. Purchaser expressly acknowledges that time is not of the essence with regard to this Section 5 and that it shall not be considered a breach of this Agreement if ART fails to commence Service by the Target Service Date or fails to expeditiously process an order; provided that, notwithstanding the provisions of Section 5.2, Purchaser may cancel a Service Order without incurring any charges, following notice to ART and ten (10) additional days to complete installation, if ART fails to commence the Services by the Target Service Date.

     5.4  COMMENCEMENT OF SERVICE
The Services shall commence and Purchaser shall be responsible for charges therefore on the date that (i) ART installs the Equipment, performs any testing ART deems necessary, and notifies Purchaser that ART is ready to commence the Services, or (ii) a later date mutually agreed upon in writing by ART and Purchaser (the "SERVICE COMMENCEMENT DATE").

     5.5  MINIMUM PERIOD OF SERVICE
The minimum period for the Services to be provided to Purchaser shall be one year from the Service Commencement Date for each Link ordered by Purchaser and installed by ART. Purchaser shall have the option to request ART to redeploy the Link to any geographic area chosen by Purchaser for which ART holds a license as a 38 GHz provider or is otherwise able to provide 38 GHz services, provided: (i) Purchaser pays all costs to ART, including, without limitation, a reasonable allocation of overhead, as determined by ART, and all charges to third parties associated with deinstallation and reinstallation of the Equipment at the new Link location ("REDEPLOYMENT"); (ii) the location chosen is completely suitable, in ART's sole discretion, for the provision of the Services under the terms of this Agreement; (iii) Redeployment at the location chosen does not interfere, as determined by ART, with existing or planned services by ART; and
(iv) in areas for which ART does not hold a license as a 38 GHz provider, ART is able to secure the necessary, legal authority to provide 38 GHz service.

6.   RELATED SUPPORT SERVICES PROVIDED BY ART
ART shall supply certain services set forth in this Section 6 in support of the Services (the "Related Support Services"). There shall be no additional charges for the Related Support Services and they shall be included in the charges for the Services as set forth in Section 10, except for (i)Preliminary Site Surveys and (ii) installation fees set forth in Section 6.3.

     6.1.  SITE SURVEYS
As set forth in Section 9.3.1, Purchaser and ART shall jointly conduct a Preliminary Site Survey. Detailed Site Surveys (the "DETAILED SITE SURVEYS") shall be conducted by ART's Field Services Department or ART's subcontractors in the event that ART, in its sole discretion, determines that such surveys are necessary. The primary purpose of the Detailed Site Survey is to obtain engineering information to validate the feasibility of using 38 GHz millimetric wave circuits and the suitability of the Site, including the integrity of any mounting poles, towers or similar structures, and to identify in advance the optimal installation methods to be used and the obstruction obstacles to be overcome.

     6.2.  FREQUENCY COORDINATION
It is necessary to "coordinate" the frequencies to be used on the paths to be activated with other potentially interfering frequencies used either by ART or by third parties, and engineer the path layouts, in order to optimize path performance. ART's Engineering Department shall be responsible for all frequency coordination, spectrum management, path engineering and transmission engineering in connection with the Services. In addition, ART shall maintain, or cause to be maintained, databases and systems to support coordination with other 38 GHz service providers. Frequency coordination information and engineering databases shall remain the property of ART and shall be considered confidential information by Purchaser and subject to the provisions of
Section 15.1.

     6.3.  INSTALLATION
ART's Field Services Department or subcontractors, at ART's sole option, shall perform all installations in connection with this Agreement. The charges for installation as of the date of this Agreement are set forth in Section 10.

     6.4.  MAINTENANCE AND RESTORAL

          6.4.1  OUTAGE RESTORAL
Except as agreed otherwise, ART shall set goals of, and exercise reasonable efforts to achieve: dispatch of field service personnel within thirty (30) minutes and Service restoral within four (4) hours or less; provided that Purchaser expressly acknowledges that it is not possible for the Services to be restored within four (4) hours in all instances and that it shall not be a breach of this Agreement for Outages to exceed four (4) hours by any amount, except that, as its sole remedy, Purchaser shall be entitled to a credit of two
(2) months' Service for all Outages within a given month for a given Circuit if the total Outages exceed four (4) hours. The Outage credit under this Section
6.4.1. is in lieu of and not cumulative with the Outage credits pursuant to
Section 11.2. If ART determines that the cause for an Outage is not within the control of ART or if ART responds to an Outage report by Purchaser and no such Outage exists, then Purchaser shall not be entitled to an Outage Credit and shall be responsible for all costs and charges for the response to the service call at ART's then-current standard hourly rates.

          6.4.2  SCHEDULED MAINTENANCE
ART or its subcontractors, at ART's sole option, shall perform routine maintenance and adds, moves, and changes at reasonable times to be chosen by ART, for which ART shall give advance notice and shall exercise reasonable efforts to restore the Services as quickly as possible in accordance with ART's standard escalation procedures.

          6.4.3  LIMITATIONS ON ART'S OBLIGATION TO MAINTAIN AND RESTORE
ART's obligations under Section 6.4.1. exclude each of the following, as determined solely by ART: (i) Service that would be unsafe or impractical because of alterations to the Equipment not approved by ART, or its connection to equipment or devices not furnished or approved by ART or which connection would for any reason render Service impossible; (ii) Service using Equipment located in an unsafe or hazardous environment; (iii) Service that cannot be restored because of elements external to the Equipment and not under the control of ART, including, but not limited to, adverse environmental conditions or inadequate power that are not within the manufacturer's or ART's specifications;
(iv) Service resulting from any accident, neglect, alterations, improper use or misuse of the Equipment by personnel not under the control of ART; (v) Service in connection with relocation not approved by ART of any of the Equipment; and
(vi) the inability of ART to access the premises of Purchaser in order to perform installation, maintenance and repair.

     6.5  NETWORK OPERATIONS MANAGEMENT

The ART Network Operations Center ("NOC") will provide the following services:
(i) Link alarm monitoring; (ii) Link performance monitoring; (iii) Link performance reporting; (iv) Link performance data; (v) remote Link diagnosis;
(vi) Link restoral; (vii) coordination and testing to the extent feasible with operations centers operated by third parties; and (viii) network management reports, on a monthly basis, detailing performance of Purchaser's Links. The NOC operates on a seven (7) day per week, twenty-four (24) hour basis to monitor all ART Circuits. The NOC provides continuous supervisory control and data acquisition ("SCADA"). The NOC services to be provided under this Agreement are subject to change from time to time in the sole discretion of ART. ART shall provide Purchaser with written Notice of any material change in NOC services to
be provided under this Agreement.   Except with respect to subsection (viii) of
Section 6.5, any material change in, or failure to provide, the NOC services set forth in this Section 6.5 shall be deemed a breach of this Agreement.

     6.6  CUSTOMER USER SERVICE
ART's Customer Service Department shall be available to assist Purchaser with Service complaints and other problems without charge, provided that the requests for assistance are reasonable. ART shall maintain a "help" desk twenty-four
(24) hours per day, seven (7) days per week. ART shall exercise reasonable efforts to resolve all Purchaser service issues within twenty-four (24) hours. ART shall establish a system of its own choosing for either reporting all inquiries to Purchaser or enabling Purchaser to access an ART database, such as an electronic bulletin board, to retrieve information concerning such inquiries and their resolution.

     6.7  ART POINTS OF CONTACT
ART shall assign a primary point of contact for inquiries and customer support for Purchaser, which shall be reachable during the business day, 8am until 6pm PT, and shall provide an escalation procedure for resolving differences. The point of contact for Network Operations shall be the NOC, at 888-688-8700 (available 24 hours per day). The point of contact for Customer Service shall be the Customer Service Department at 888-278-5465. The point of contact for Sales shall be Evans Anderson, Director of Sales NE Region, at 202-466-5278.

     6.8  POST TERMINATION SUPPORT SERVICES
In the event of a termination of this Agreement by either party, ART shall, if requested by Purchaser, continue to provide on-going service, support, maintenance and restoral in accordance with the terms of this Agreement for all Circuit's in service pursuant to this Agreement and prior to its termination, provided that Purchaser continues to pay the applicable charges.

7.  USE OF SUBCONTRACTORS

Purchaser expressly agrees that ART may use any subcontractor that it chooses without prior approval for installation, maintenance, restoral and other field service functions, and for anyother ART obligations under this Agreement; provided that the use of subcontractors shall not relieve ART of any of its
obligations hereunder.   ART shall furnish Purchaser, on a semiannual basis,
with a list of subcontractors used by ART.

8.  PERFORMANCE

     8.1  PERFORMANCE EXPECTATIONS
Based upon its standard engineering evaluations, Link analysis, expected weather patterns for the Link to be installed, manufacturer's Equipment specifications, anticipated site environment and ART's experience, ART expects to provide the Services, with a Bit Error Rate of better than 10(-13) over each Circuit in unfaded conditions, and Service over each Circuit that has an Availability of better than 99.995% in the aggregate during each month. Purchaser expressly acknowledges that: (i) this Section sets forth the parties' expectations only;
(ii) ART is not obligated to meet the Performance Expectations of this Section 8.1.; (iii) that such failure shall not constitute a breach of this Agreement, provided that ART is exercising reasonable efforts to meet these expectations; and (iv) Purchaser is entitled only to Outage credits as specified in Section 11 for any failure by ART to meet the Performance Expectations of this Section 8.1.

     8.2  LIMITATIONS ON ART'S DUTY TO PERFORM
ART's obligation to meet the Performance Expectations in Section 8.1. shall not require ART to provide Service or Related Support Services: (i) that would be unsafe or impractical because of alterations to the Equipment not approved by ART, or its connection to equipment or devices not furnished or approved by ART or which connection would for any reason render Service impracticable; (ii) that uses Equipment located in an unsafe or hazardous environment; (iii) that cannot be restored because of elements external to the Equipment and not under the control of ART, including, but not limited to, adverse environmental conditions or inadequate power that are not within the manufacturer's or ART's specifications; (iv) to restore service that was out due to any accident, neglect, alterations, improper use or misuse of the Equipment by personnel not under the control of ART; and (v) in connection with a relocation not approved by ART of any of the Equipment. In addition, ART shall not be liable for ART's failure to meet the Performance Expectations in Section 8.1 in the event that such failure is due to: (a) Purchaser's failure to follow procedures for use of the Services and Equipment as provided by ART or the manufacturer from time to time; (b) repair, modification, maintenance or relocation of the Equipment by personnel other than ART personnel or ART-designated representatives, without the express written consent of ART; (c) abuse, misuse, or negligence by Purchaser or third parties affecting the Services and/or Equipment so as to impede ART's ability to provide the

Services; or (d) the inability of ART to access the premises of Purchaser in order to perform installation, maintenance and repair due to limitations or restrictions imposed by Purchaser due to any violations of Section 9.4 of this Agreement.

9.   PURCHASER'S RESPONSIBILITIES

     9.1  PAYMENT
ART shall invoice Purchaser for the applicable charges and taxes each month.
All payments shall be due within thirty (30) days of the date stated on the face of the invoice. Payments shall be forwarded to the address stated on the face of the invoice. Purchaser may at its option arrange for electronic forwarding of the invoice and electronic transfer of funds ("EFT"), and shall receive a discount of two percent (2%) of the total amount of said invoice if the EFT is
effective within seventy-two (72) hours of the date of the invoice.   ART shall
have the option, without notice, to impose a late payment charge of one and one-half percent (1.5%) per month or the maximum amount allowable by law on any past due charges, whichever is higher. Purchaser agrees to pay all costs, including reasonable attorney's fees, expended in collecting past due charges. All invoices shall be conclusively presumed to be accurate unless Purchaser notifies ART to the contrary within thirty (30) days of the receipt of the invoice, except where the incorrectness could not have been discovered with due diligence within that period

     9.2  CONDUCT
Purchaser shall not represent that it is an agent or otherwise a representative of ART, without ART's prior written permission. Purchaser and ART each pledge to each other that they will conduct their business affairs at all times with the highest standards of honesty, fair dealing and ethics.

     9.3  SITES

          9.3.1  PRELIMINARY SITE SURVEY

The primary purpose of the Preliminary Site Survey is to provide preliminary technical and administrative information so that ART Field Services and Engineering can make an initial determination of whether a proposed radio link is feasible and whether a Detailed Site Survey is required. A Preliminary Site Survey shall be performed jointly by ART and Purchaser personnel or agents. The personnel performing the Preliminary Site Survey shall properly complete and promptly forward to ART the results of the Survey in such form as ART shall designate from time to time.

          9.3.2  SITE ACQUISITION AND ACCESS

Purchaser shall be responsible for all costs and charges, recurring and non-recurring, associated with acquisition of Sites for the installation of the Equipment, use of the Sites by ART for the provision of the Services and access to those Sites in connection therewith including but not limited to (i) acquiring the necessary zoning, permits and other municipal approvals for installation of the Equipment and use of the Site, (ii) paying any taxes or fees associated therewith and (iii) obtaining access during the normal business day for installation and routine maintenance and twenty-four (24) hour emergency access to the Site to maintain and restore the Services. At Purchaser's request, ART shall provide its Site Acquisition Services at ART's standard rates plus reasonable travel expenses from, at ART's sole option, ART's headquarters or the nearest staging area.

     9.4  ACCESS TO PURCHASER'S PREMISES AND SERVICE-RELATED EQUIPMENT
During the term of this Agreement, Purchaser shall arrange for ART or its representatives to have access to Purchaser's premises or other premises in control of third parties where the Equipment is located ("EQUIPMENT PREMISES") for the purpose of installation, testing, preventive maintenance and Service restoral. Where the nature of the access permits advance notice, ART shall give reasonable advance notice and shall schedule the visits during business hours. Where the nature of the does not permit an advance scheduling, including but not limited to, emergency or restoral situations, Purchaser shall arrange for ART or its representatives to have immediate access to the Equipment Premises and all Equipment located therein, and fully assist and cooperate with ART in remedying the emergency or Outage. In addition, Purchaser shall () exercise reasonable efforts to protect the Site and equipment from damage or loss; and to prevent any obstructions that would interfere with line of sight along the Link and (ii) promptly report any developments including but not limited to activities or planned activities, including without limitation new antenna masts or buildings or other structures, that obstruct or might obstruct line of sight along the Link.

     9.5  PURCHASER POINT OF CONTACT
Purchaser shall appoint a person, who shall be the primary point of contact for ART, which person shall be reachable during the business day, from 8am until 6pm, using the time standard in effect at Purchaser address first listed above and an emergency point of contact, if different. The initial contact person for the business day by name and title shall be Harris Jones , III Vice President , Administration. The initial contact person for other than business hours by name and title shall be _____________________________.

10.   WHOLESALE PRICING
ART will from time to time establish its Standard Price List for Service at retail rates ("RETAIL PRICING"). Purchaser shall pay ART at the Retail Pricing in effect at the time of the Services minus a wholesale discount based on volume purchasing and the length of the term ("WHOLESALE PRICING"). ART shall have the option to increase or decrease its Retail Pricing at any time and with regard to any Service Area; provided that ART provides notice of such change to Purchaser, in writing and thirty (30) days before the effective date of the price change. The Retail Pricing in effect at the time of the execution of this Agreement are set forth in ATTACHMENT D and shall remain in effect for the purposes of this Agreement until further notice. The subsections immediately following set forth the structure of the Retail Rates. The pricing set forth below and on the Attachments does not include taxes, where applicable.

     10.1  INSTALLATION CHARGES
Installation is charged on a per DS-1 or DS-3 Circuit basis, with differing charges depending on the capacity and type of the Equipment installed and the environment of the Site. The rate may be decreased, at ART's sole option, for additional DS-1s for the same Purchaser between the same two points. The charge for installation may vary by state and by city. Purchaser shall pay a non-recurring charge, as set forth on ATTACHMENT D, for a Standard Installation, which charge represents a portion of the actual cost of installation. Such Standard Installation charge assumes reasonable access to the Equipment locations and that the locations meet ART's minimal acceptable site criteria. The Equipment that is part of a Standard Installation is listed in ATTACHMENT E. If the installation requires the purchase and installation of Additional Equipment, there will be an additional charge as set forth in ATTACHMENT F. If the installation takes longer than one concurrent eight hour period or the construction required is non-standard, as determined by ART, due to circumstances beyond the reasonable control of ART, Purchaser shall be responsible for all additional costs at ART's standard hourly rates and the cost of the additional materials, including ART's overhead.

     10.2  SERVICE CHARGES

     10.2.1 BASIC CHARGES.
               (i) Circuits which will range in capacity from DS-1s to DS-3s shall be charged on a monthly basis. In some cases the monthly rate may not be mileage sensitive and a single recurring rate element may apply. For rates that are mileage sensitive the recurring charge shall include two rate elements, the "first mile" and "additional miles". The rates may be decreased for additional Circuits between the same two points of A Link for the same Purchaser. The charge for Circuits may vary by state and by city. The Purchaser must provide an unrestricted POTS line either near the IDU at one end of the link or at one mutually-agreeable point in a network of connected links at no charge to ART.
In the event a POTS line is not immediately available, ART may install a wireless transmission device until such time as a POTS line is provided.

          (ii) If the rate is mileage sensitive, a "first mile" rate element will be charged for each Circuit. Mileage is based on air miles between the two
ODUs.   The "additional miles" rate element, if applicable, will be charged per
Circuit for each mile of the link or part of a mile after the first mile.

          10.2.2  TERM DISCOUNTS
Term discounts for Circuits will be provided based on the length of the commitment. The discounts shall be applicable to a two year commitment and may increase for each year of commitment up to five years. The amount of term discount may vary by state and by city. If Purchaser terminates this Agreement without cause, as determined by ART, then Purchaser shall be liable for termination payments equal to the difference between the charges that would have applied, calculating term discounts as of the actual term elapsed, and the charges that Purchaser actually paid.

          10.2.3  VOLUME DISCOUNTS
Purchaser will be eligible for volume purchase discounts based on projected quotas. The projected sales quotas and applicable discounts are set forth in ATTACHMENT C. The discounts set forth therein will apply to the first and each succeeding Link in the year in which they are installed; provided, however, if the sales quotas are not met in any year, then the discounts for the entire following year shall be based upon the sales level actually achieved in such previous year. Volume purchase discounts shall only apply to monthly recurring charges. Non-recurring charges shall not be subject to discount. Non-recurring charges include, but are not limited to, installation, de-installation, re-location, Site acquisition support, frequency coordination, and other services. Volume discounts are calculated based upon the anniversary of the Effective Date, not (unless coinciding) a calendar year. The volume purchase discount level for the first year of this Agreement shall be as set forth in
Section 17.23.

11.   OUTAGES

     11.1  ART'S LIABILITY FOR OUTAGES
All liability of ART for interruptions, errors, omissions, Outages or defects occurring in the course of furnishing the Services and not caused by actions of Purchaser or third parties shall be strictly limited to Outage credits against sums paid or to be paid in an amount determined in accordance with Section 11.2 ("CREDIT"). Credit for Outages shall be allowed only when Outages are caused by or occur in the facilities or the Services provided by, operated or serviced by ART. No Credit shall be allowed for Outages due to the failure of facilities, services or equipment not provided, operated or serviced by ART or the acts or omissions of Purchaser or third parties. No

Credit shall be given for any Outages caused by testing or emergency interruptions, or by routine maintenance provided that ART has given Purchaser advance notice of such maintenance. Purchaser must promptly notify ART of any Outages and include details of such Outages on forms to be supplied by ART.

     11.2  DETERMINATION OF OUTAGE CREDITS
Outages will be deemed to start upon the earlier of either the time upon which ART receives Notice from Purchaser that an Outage has commenced or the time that ART becomes aware of the Outage; provided that, if ART is informed or becomes aware of the Outage within two hours of its commencement, the Outage will be deemed to have commenced at the first of the Severely Errored Seconds. The Outage will be deemed to cease when the Service is restored to the performance standards set forth in this Section 11.2. Outage Credits will be given for each day ("CREDIT DAY") during which there is greater than thirty (30) Severely Errored Seconds. Credits will be given against the monthly recurring charges on the basis of a thirty day assumed month, at the rate of each Credit Day being 1/30th of the recurring charge. In any month in which there are three successive Credit Days or five total Credit Days, Purchaser shall be given credit for the entire month for that Circuit. Credits will only given on a Circuit by Circuit basis.

12.  LICENSING & REGULATORY MATTERS

     12.1 LICENSE AUTHORIZATION
ART shall be responsible for obtaining or for maintaining in good standing appropriate authorizations from the Federal Communications Commission ("FCC")
(i) as a licensee in the millimetric wave frequencies at 38 GHz, and (ii) to construct and operate (or permit others to construct and operate) radio equipment necessary to provide service to Purchaser under this Agreement; provided that nothing in this Agreement shall be construed to require ART to continue to prosecute any pending authorization applications or file for any additional authorizations after the Effective Date.

     12.2 COMMON CARRIER AUTHORIZATIONS
Subject to Section 12.1, ART and Purchaser each shall be responsible for obtaining common carrier or other appropriate authorizations from the FCC and state utility commissions and, to the extent required, to file tariffs wherever necessary to provide the services contemplated by each under this Agreement; provided that each party shall have complete discretion as to the terms and conditions of its tariffs and geographies except to the extent compelled to do otherwise by this Agreement.

     12.3 MUNICIPAL AND LOCAL GOVERNMENT REGULATORY COMPLIANCE
Purchaser shall be responsible for complying with zoning, environmental, and other rules and regulations imposed by municipal or other local governmental agencies with respect to the Services and Equipment. ART shall be responsible for ensuring the Equipment operates within any applicable environmental and safety standards; provided however, that Purchaser shall be responsible for ensuring that the location of the Equipment is suitable for ART's operations and that there are no impediments to full, continuous and safe operation of ART's Equipment.

13.  INTELLECTUAL PROPERTY RIGHTS

     13.1 TRADEMARKS, TRADENAMES AND BRANDING
The execution of this Agreement does not waive either party's common law or statutory rights in its respective trademarks and tradenames. Each party shall request prior approval for use of the other party's trademarks, tradenames, logos, logotype and corporate name in any promotional, marketing, reporting, materials, including but not limited to hard copy, video, and electronic media, with a likelihood of public distribution. Such approval shall not be unreasonably withheld. All Services sold by Purchaser hereunder shall carry Purchaser is tradename, unless otherwise directed in writing by Purchaser and agreed to in writing by ART.

     13.2 INVENTIONS, PATENT RIGHTS, COPYRIGHTS, TRADE SECRETS AND KNOW-HOW Each party shall retain all rights in patents, inventions, copyrights, trade secrets, and technical know- how existing prior to the Effective Date or independently developed after the Effective Date. Use, implementation, transfer or other disclosure of either party's intellectual property in support of or in connection with this Agreement, whether indirect or direct, shall not affect the intellectual property rights of the originating party. Rights to mutually developed intellectual property will be negotiated in good faith independent of the terms and conditions of this Agreement.

     13.3 SOFTWARE AND FIRMWARE

Any software or firmware provided to Purchaser under this Agreement shall be licensed to Purchaser to install and use on Equipment provided by ART under this Agreement. Purchaser covenants and agrees to use such software or firmware provided to it only for the purposes contemplated by this Agreement, and Purchaser retains no right, implied or otherwise, to transfer such software or firmware to any other equipment and covenants and agrees not to permit such software or firmware to be copied or disclosed to third parties without the express, prior written consent of ART. Upon the termination of this Agreement, Purchaser agrees to return all copies of such software and firmware to ART within thirty (30) days of such termination.

14.  LIMITATION OF LIABILITIES
ART MAKES NO WARRANTIES OF ANY KIND WITH RESPECT TO ANY OF THE EQUIPMENT, SERVICES AND RELATED SUPPORT SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION. ART SHALL NOT BE LIABLE FOR ANY CLAIM OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, ACTIONS, DAMAGES, DEMANDS, JUDGMENTS, LOSSES, COSTS, EXPENSES, LIABILITIES, AND LOSS OF MONIES ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE, WHETHER BASED ON CONTRACT, WARRANTY, TORT INCLUDING NEGLIGENCE, MISTAKE, ERROR, MISCONDUCT, INTERRUPTION, DELAY, DEFECT OR OTHERWISE OF ART, ITS EMPLOYEES, AGENTS, CONTRACTORS, OR SUB-CONTRACTORS, OR AFFILIATED COMPANIES, INCLUDING BUT NOT LIMITED TO SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES, LOSS OF REVENUE OR PROFIT, LOSS OF USE OF ANY PROPERTY, COST OF SUBSTITUTE PERFORMANCE, EQUIPMENT OR SERVICES, COST OF CAPITAL DOWNTIME COSTS AND CLAIMS OF THE PURCHASER FOR DAMAGES.

15.  CONFIDENTIALITY
In connection with this Agreement, each party may disclose or otherwise make available certain data or information to the other party, which data or information the disclosing party considers to be confidential and proprietary. As used herein, "Confidential Information," means any non-public information, including Vendor lists, business plans and proposals, financial information, marketing information, problem solving methods, implementation steps, know-how, technology, trade secrets and drawings and renderings related to each party's ongoing and proposed businesses, products and services which is being provided or which has been provided to the receiving party by the disclosing party, or which is obtained by the receiving party from its meetings and contacts with the disclosing party, or any information derived by receiving party from information so provided or obtained. Confidential Information includes all written or electronically recorded materials identified and marked as confidential or proprietary or which on their face appear to be confidential or proprietary, and oral disclosures of Confidential Information by the disclosing party which are identified as confidential or proprietary at the time of such oral disclosure.

Confidential Information does not include any of the following: (a) information that is in or becomes part of the public domain without violation of this Agreement by the receiving Party; (b) information that was known to or in the possession of the receiving party on a non-confidential basis prior to the disclosure to the receiving party by the disclosing party; information that was developed independently by the receiving party's employees, which employees have had no access to the Confidential Information; (d) information that is disclosed to the receiving party by a third party under no obligation of confidentiality to the disclosing party and without violation of this Agreement by the receiving party; or (e) is authorized by the disclosing party in writing for disclosure or release by the receiving party.

The parties agree: (a) to treat and keep as confidential and proprietary all Confidential Information disclosed by the other party; (b) to advise each employee to whom any Confidential Information is to be made available of the confidential nature of such Confidential Information and of the terms of this Agreement; to promptly return to the disclosing party (or its designees), upon the disclosing party's request, all Confidential Information and all copies thereof and to delete from electronic memory such Confidential Information.

The parties agree to keep confidential the terms of this Agreement, including but not limited to information relating to the prices charged and services provided by ART. The parties further agree that any disclosures concerning this Agreement or the terms and conditions shall require the mutual written consent of ART and Purchaser, except as to such disclosures that may be required to comply with securities laws, court order or similar order of an administrative or regulatory agency, and in connection with relevant government agency communications. Notwithstanding the foregoing, either party shall be entitled to disclose this Agreement and the terms and conditions to its financing sources, and to its auditors, attorneys and other agents to the extent necessary to enforce such party's right or perform its obligations pursuant to this Agreement; provided that such financing sources, auditors, attorneys and other agents keep such information confidential.

16.       TERMINATION

     16.1  TERMINATION FOR DEFAULT

Either party may terminate this Agreement immediately on the occurrence of any of the following events: (i) failure to perform a material obligation under this Agreement, or a material breach of this Agreement, and failure to cure such breach within thirty (30) days following delivery to such defaulting party of a written notice of the breach ("NOTICE); provided that (a) if the cause of such breach is a Force Majeure condition as defined in Section 17.10, the period for remedying such breach shall be extended by the time measured by any delay from the Force Majeure condition, except that, notwithstanding the foregoing, either party may terminate if the Force Majeure condition extends beyond ninety (90) days following Notice and (b) if the breach by its nature cannot be cured within thirty (30) days, the period for remedying such breach shall be extended for ninety (90) days from Notice provided that the breaching party has exercised its best efforts to cure the breach from the Notice; or (ii) if the other party becomes insolvent or makes an assignment for the benefit of its creditors, or if a committee of creditors or other representative is appointed to represent its business, or if a voluntary or involuntary petition under any section of a bankruptcy or similar act shall be filed by or against such other party and that party fails within ninety (90) days following the appointment of such committee or representative or the filing of any such involuntary petition to cause the discharge of such committee or representative or the dismissal of such involuntary petition.

     16.2.     EFFECT OF TERMINATION.

          16.2.1  ACCRUED RIGHTS
No termination of this Agreement shall effect any accrued rights or obligations of any party as of the effective date of such termination nor shall it affect any rights or obligations of any party which are intended by the parties to survive any such termination.

     16.2.2  NOT EXCLUSIVE REMEDY
     The right of any party to terminate this Agreement is not an exclusive remedy, and any party shall be entitled, alternatively or cumulatively, to other remedies permitted under the terms of this Agreement or by law.

          16.2.3  RETURN OF MATERIALS
Upon termination or expiration of this Agreement, each party promptly shall:
(a) remove and return to the other party, or obliterate, at the providing party's option, any material supplied by that party and provide the other party with access upon business hours, or other mutually agreeable times, to collect and retrieve any and all equipment installed pursuant to this Agreement; (b) notify and arrange for all publishers and others who may identify, list or publish the other party's name as a marketer, promoter or supporter of Services including, but not limited to, publishers of telephone directories, yellow pages, and other business directories, to discontinue these listings within six months of the termination date of this Agreement or before the publication of a subsequent version of the directory, whichever may occur earliest; and (c) certify to the other party and describe in detail all work in process under this Agreement.

     16.2.4  PAYMENTS DUE
     Purchaser shall pay in full to ART any and all amounts then due and owing within thirty (30) days of termination of this Agreement, except that the payments due under Section 10.2.2 shall be due according to the terms of that Section.

17.  GENERAL PROVISIONS

     17.1  ASSIGNMENT AND SECURITY INTEREST

          17.1.1  ASSIGNMENT BY PURCHASER
Purchaser shall not assign or transfer any of its rights or obligations hereunder without the prior written consent of ART, which consent shall not be withheld if the assignee or transferee (i) expressly assumes in writing the terms and conditions of this Agreement and (ii) satisfies ART's requirements concerning the assignee's/transferee's human resources to satisfy its obligations under this Agreement, financial condition, creditworthiness and general business reputation. Any attempted assignment in violation of the terms of this Section 17.1 will be void.

     17.1.2  ASSIGNMENT BY ART
     ART may assign its rights and obligations under this Agreement (i) without notice or consent, to any Affiliate that agrees in writing to be bound by the terms hereof or (ii) to any other entity that expressly assumes in writing the terms and conditions of this Agreement upon prior consent from Purchaser, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, ART may assign its rights and obligations under this Agreement without notice or consent in connection with any sale, transfer, conveyance or assignment of all or substantially all of ART's assets or stock. ART may, without notice or consent, transfer or assign its interest hereunder, or grant a security interest in all or any part of this Agreement, the Equipment and/or sums payable hereunder as collateral security for any loans or advances made or to be made to ART by a financing or other institution ("Secured Party"). In such event, Purchaser upon receipt of notice of any such transfer, assignment or grant and instructions from ART, shall pay its obligations hereunder or amounts equal thereto to such assignee or the Secured Party in the manner specified in said instructions. In the event that ART notifies Purchaser of its intention to transfer, assign, or grant a security interest in all or any part of this Agreement, the Equipment and/or sums payable hereunder, as aforesaid, Purchaser agrees to execute such documents as may be reasonably necessary to secure and/or complete such transfer, assignment or grant and to perfect the assignee's or Secured Parties interest therein.

     17.2  BENEFIT/BINDING NATURE
This Agreement shall inure to the benefit of and shall be binding upon the parties and their successors and assigns.

     17.3  NO THIRD PARTY BENEFICIARIES
This Agreement is made solely for the benefit of the parties hereto and their respective successors and assigns.

     17.4  AUTHORITY AND ACKNOWLEDGMENT
Each party represents and warrants that it has full power and authority to enter into and perform under this Agreement and that the person signing this Agreement has been properly authorized to do so. Each party further acknowledges that it has had an adequate opportunity to consult counsel, that it has carefully read each provision of this Agreement and understands this Agreement and that it agrees to be bound by all of its terms, conditions and provisions.

     17.5  CONTROLLING LAW
All questions concerning the validity and operation of this Agreement and the performance of the obligations imposed on the parties under this Agreement shall be interpreted and construed in accordance with the domestic laws of the State of Washington even if its choice of law provisions or statutes are in conflict with this requirement.

     17.6  REGULATORY APPROVAL
This Agreement is subject to any regulatory approvals which may be required and may be terminated by either party if any governmental or regulatory agency imposes rules or regulations materially affecting the relationship between the parties, provided that the imposition of such rules or regulations shall not be construed to relieve the party affected by such rules or regulations from any duty under Sections 9.1, 9.2, 13 and 15 and from being considered in breach for failure to carry out that obligation.

     17.7 DISPUTE RESOLUTION AND CONSENT TO JURISDICTION AND FORUM SELECTION The parties agree that all disputes, claims or controversies between them arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Decisions of the arbitration panel shall be based upon Washington State law. The Site of such arbitration shall be in the King County, Washington, or the closest other site of agreed to by the AAA. This choice of venue is intended by the parties to be mandatory and permissive in nature and each party waives any right it have to assert the doctrine of forum non-convenience or similar doctrine or otherwise object to venue as stated herein. The arbitration panel shall consist of three arbitrators, one arbitrator to be selected by each party and the third arbitrator to be selected by the other two arbitrators. Any decision rendered by the arbitration panel pursuant to this provision shall be concurred in by a majority of the members of the panel. Judgment may be entered by any court of competent jurisdiction. Arbitration pursuant to this section shall be the exclusive means of resolving any dispute, claim or disagreement arising hereunder. The prevailing party in the arbitration shall be entitled to reimbursement from the other party for all costs of the arbitration including but not limited to fees and expenses paid to the AAA and its own reasonable attorneys' fees.

     17.8  RELATIONSHIP OF THE PARTIES; NO AGENCY OR PARTNERSHIP
The relationship between the parties under this Agreement is solely that of independent Purchaser and service provider. It is agreed and understood that neither party is an agent, employee or legal representative of the other, and has no authority to bind the other in any way. Nothing in this Agreement shall be deemed to constitute ART and Purchaser as partners, joint venture partners, or otherwise associated in or with the business of the other, and neither party shall be liable for the debts, accounts, obligations or other liabilities of the other party, its agents or employees. Neither party is authorized to incur debts or other obligations of any kind on the part of or as agent for the other.

     17.9  PUBLICITY
Neither party shall make any press release or other public announcement of or otherwise disclose this Agreement, its contents, or the transactions herein contemplated without the prior written approval of the other party unless required by law, regulation, court order or rule of any securities exchange, in which case the disclosing party shall promptly inform the other party of such disclosure and shall permit it to intervene to object if such is permitted. The foregoing shall not prohibit either party from disclosing this Agreement or its contents to its attorneys, accountants or other advisors provided they are informed of and bound by this Section 17.9 and Section 15.

     17.10  FORCE  MAJEURE
NEITHER PARTY SHALL BE LIABLE FOR DELAYS IN PERFORMANCE, OR FAILURE TO PERFORM THIS AGREEMENT OR ANY OBLIGATIONS HEREUNDER, WHICH ARE ATTRIBUTABLE TO CAUSES BEYOND ITS REASONABLE CONTROL, INCLUDING BUT NOT LIMITED TO, OBSTRUCTION OF LINE OF SIGHT BETWEEN SITES, FIRE, FLOOD, EPIDEMIC, EARTHQUAKE, ACT OF GOD, LIGHTNING, PUBLIC POWER FAILURE OR SURGE, EXPLOSION, STRIKE OR OTHER LABOR DISPUTE, RIOT OR CIVIL DISTURBANCE, WAR OR ARMED CONFLICT, OR ANY OTHER SIMILAR OCCURRENCE NOT WITHIN ITS CONTROL.

     17.11  INSURANCE
Both parties shall provide proof of insurance or self-insurance during the term of the Agreement for Worker's Compensation insurance and comprehensive general liability. The liability insurance policies shall insure against loss or damage on account of claims for bodily injuries, death or property damage suffered by a person or persons in connection with each party's performance of this Agreement and shall be in the combined limit amount of Two Million Dollars ($2,000,000) for each occurrence. Each party shall cause to have the other party named as an additional insured on all required and necessary insurance policies. Certificates of Insurance shall be issued to each party by the other party within sixty (60) days following the Execution Date.

     17.12  INDEMNIFICATION

          17.12.1  INDEMNIFICATION OF ART BY PURCHASER
Purchaser shall indemnify ART against, and hold ART harmless from all liabilities, demands, claims, damages, losses, demands, costs, judgments and expenses (including reasonable attorneys' fees) arising out of or in connection with this Agreement for personal injury or damage to tangible property of ART caused by the acts or omissions of Purchaser or Purchaser's employees, agents or invitees. In no event shall ART's employees, agents or invitees be deemed to be employees, agents or invitees of Purchaser.

          17.12.2  INDEMNIFICATION OF PURCHASER BY ART
ART shall indemnify Purchaser against, and hold Purchaser harmless from all liabilities, demands, claims, damages, losses, demands, costs, judgments and expenses (including reasonable attorneys' fees) arising out of or in connection with this Agreement for personal injury or damage to tangible property of Purchaser caused by the acts or omissions of ART or ART's employees, agents or invitees. In no event shall Purchaser's employees, agents or invitees be deemed to be employees, agents or invitees of ART.

          17.12.3  DUTY TO NOTIFY AND ASSIST
If it appears that the other party may be obligated to provide indemnification as a result of such claim, the other party, in its discretion, may settle or compromise the claim or retain counsel of its own choosing and control and prosecute the defense against such claim. In no event shall the party against whom the claim is asserted have the right to pay, settle or compromise such claim without the prior written consent of the party who may be obligated to indemnify under this Section 17.12.3, and the parties hereto agree that they will not unreasonably withhold consent to such payment, settlement or compromise. The party against whom the claim is asserted shall provide the other party such assistance as may be reasonable in the defense and disposition of such claim. If any claim arises to which the provisions of this Section
17.12.3 may be applicable, the party against whom such claim is made shall notify the other party immediately upon learning of the claim.

     17.13  NOTICES
All notices, demands or other communications which are required or may be given under this Agreement shall be given or made in writing, and shall be delivered personally or by overnight air courier or first class certified or registered mail, return receipt requested and postage prepaid to the persons and addresses listed below, or to such other persons and/or address as the party to whom notice is to be given has furnished to the other party. Each such notice, demand or other communication shall, simultaneously with its being delivered to the courier or messenger for delivery or placed in the mail, be sent by facsimile or comparable electronic means. All notices and other communications hereunder shall be deemed to have been given: (a) on the date of delivery if personally delivered or, if not delivered on a business day, the first business day thereafter; (b) on the first business day after the date sent if sent by overnight air courier; or (c) on the fifth business day after the date sent if sent by mail.

IF TO ART:

Steven D. Comrie
President
500-108th Ave NE, Ste. 2600
Bellevue, WA 98004
206-688-8700
Fax 206-688-0703


WITH COPY TO:

W.  Theodore Pierson, JR., Esq.
ART General Counsel
c/o Pierson, Burnett & Hanley
1667 K Street, N.W., Ste. 801
Washington, D.C.  20006
202-466-3044
Fax 202-466-3055


IF TO PURCHASER

Harris Jones III
Vice President Administration
American Personal Communications
6901 Rockledge Drive
Suite 600
Bethesda, MD 20817

     17.14  PERIOD OF LIMITATIONS
Any claim arising from or in connection with this Agreement must be brought to the attention of the other party in writing within sixty (60) days of the event alleged as giving rise to an action, and any action arising from or in connection with this Agreement must be brought within six (6) months after the cause of action arises under this Agreement.

     17.15 SECTION HEADINGS

All Section Headings used in this Agreement are for convenience or reference only and are not intended to define or limit the scope of any provisions of this Agreement

     17.16  SURVIVAL
Sections 6.8, 13, 14, 15, 17.7 and 17.12 of this Agreement that by their nature and context are intended to survive the execution, delivery, performance and termination of this Agreement, shall so survive and shall continue in force and effect until the applicable limitations period has expired.

     17.17 WAIVER
No waiver of any right or remedy in respect to any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such an occurrence or event on any other occasion.

     17.18 SEVERABILITY
If any portion of this Agreement is held to be invalid by a court of competent jurisdiction, that provision shall become ineffective and unenforceable. The parties agree that such invalidity shall not affect the validity of the remaining portions of this Agreement and they further agree to substitute for the invalid provision a valid provision that most closely approximates the effect and intent of the invalid provision.

     17.19  INTERPRETATION
The words and phrases used herein shall have the meaning generally understood in the telecommunications industry and the microwave radio industry. This Agreement shall be construed in accordance with its fair meaning and nor for or against either party because of the identity of the party drafting or proposing a provision.

     17.20  NO OFFSETS
The payments required under this Agreement shall be due on time and neither party may offset any such payment because of any claim hereunder.

     17.21  COUNTERPARTS
This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and deemed effective and binding if executed and exchanged by facsimile, provided that promptly thereafter original signatures are exchanged.

     17.22  INTEGRATION

This Agreement and all Attachments hereto constitute the entire agreement between the parties hereto and supersedes all prior representations, agreements, understandings and arrangements, oral or written, between the parties with respect to the subject matter. This Agreement allocates the risks of loss among the parties according to their express agreement, which allocation is reflected in the charges and terms and conditions set forth herein. Except as otherwise provided for herein, this Agreement may not be released, discharged, amended, or modified in any way except by a writing that expressly refers to this Agreement and is executed by all parties hereto.

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned parties have duly executed this Agreement effective as of the date first above written.



ADVANCED RADIO TELECOM,                 AMERICAN PCS, LP
CORP., A DELAWARE CORPORATION           A DELAWARE LIMITED PARTNERSHIP
                                        BY:  AMERICAN PERSONAL COMMUNICATIONS
                                             A DELAWARE CORPORATION
                                             GENERAL PARTNER
By:/s/ Thomas C. Bennett
   -----------------------------
Name:  Thomas C. Bennett                     By: /s/ Harris Jones
Title: VP/GM, NE Region                         -------------------------------
                                             Name:  Harris Jones
                                             Title: VP - Admistration

                                   ATTACHMENTS



A.   Definitions

B.   Current Form of Service Order

C.   Quota Discount Structure

D.   DS-1 and DS-3 Pricing

E.   Standard Installation Equipment and Materials

F.   Optional Items

                                  ATTACHMENT A


As used in this Agreement, the following terms shall have the following meanings:


"AFFILIATES" shall mean any corporation or other entity which, directly or indirectly, owns or controls, either de facto or de jure, the first entity, or is directly or indirectly owned or controlled, either de facto or de jure, by the first entity.

"AGREEMENT" shall mean each initialed page of this agreement, each of its Attachments and each amendments if executed by each party.

"AVAILABILITY OF 99.995%" shall mean a Circuit that, for a defined period of time, the number of Severely Errored Seconds is less than .005% of the total seconds in the period.

"BIT ERROR RATE" shall mean the number of bits unintentionally changed in the course of transmission relative to a specific quantity of bits transmitted; usually expressed as a number referenced to a power of 10.

"CAP" shall mean a Competitive Access Provider and is synonymous with the term CLEC.

"CIRCUIT" shall mean any individual DS-0, DS-1, DS-3 or other data transmission service provided in total or in part by ART.

"CLEC" shall mean a company that is not the traditional LEC and furnishes local exchange service pursuant to state authorization using primarily fiber optic cable.

"DEMARCATION POINT" shall mean the interface between the portion of a circuit provided by ART and any portion of the circuit not provided by ART.

"DS-0" shall mean a Digital Signal Zero, which is a circuit with a bandwidth of 64 kilobits per second, which is the capacity necessary to carry a single voice conversation.

"DS-1" shall mean Digital Signal One, which is a circuit with a bandwidth of
1.544 megabits per second, roughly 24 times that of DS-0. A DS-1 is also known as a T-1.

"DS-3" shall mean Digital Signal Three, which is a circuit with a bandwidth of 45 megabits per second. A D-3 is also known as a T-3.

"EQUIPMENT" shall mean the equipment installed by ART and set forth in the Link Inventory List.

"FORCE MAJEURE" shall mean the factors set forth in Section 17.10 that are considered to excuse performance.

"IDU" shall mean the Indoor Unit, consisting of electronics that are part of the ART-supplied 38 GHz radio transceiver, which is located typically within a building on the Purchaser's Premises and is connected to the ODU by coaxial cable, usually RG 8.

"LINK" shall mean radio path between two transceivers. A radio path may consist of one or more Links.

"NOTICE" shall mean the notice provisions set forth in Section 17.13.

"ODU" shall mean the Outdoor Unit, consisting of an antenna, antenna mount or mast and electronics that are part of the ART-supplied 38 GHz radio transceiver and which is located typically on the roof of a building or tower, but which may be mounted inside of a window and which is connected to the IDU by coaxial cable, usually RG 8.

"OUTAGE" shall mean service interruptions in excess of ten (10) consecutive Severely Errored Seconds.

"POTS" shall mean Plain Old Telephone Service, which is an acronym for the
simple, no   vertical services, dial tone service, which is the basic voice telephone service.

"PRELIMINARY SITE SURVEYS" shall mean the initial survey of the Site.

"PT" shall mean either standard clock Pacific Time or daylight Pacific clock Time whichever is applicable.

"RETAIL RATES" shall mean the rates charged to Purchasers by ART.

"PURCHASER" shall mean the carrier to whom ART sells Service at Wholesale rates and which in turn provides Service to the Purchaser.

"SERVICES" shall mean the services provided by ART pursuant to the terms of this Agreement.

"SERVICE AREA" shall mean the area within which ART provides Service.

"SERVICE ORDER" shall mean the order for Service executed by Purchaser in the form of Attachment C.

"SEVERELY ERRORED SECONDS" shall mean those seconds in which the Bit Error Rate is greater than 10(-3).

"SITE" shall mean location of the IDU, ODU, the connecting cabling and ancillary equipment to be used for furnishing Service to the Purchaser. Each Link shall consist of two or more Sites.

"SITE SURVEYS" shall mean the surveys of potential Sites for acceptability for the location of Equipment and furnishing of Service.

"STANDARD INSTALLATION" shall mean an installation where both radios are roof mounted, no core boring penetrations are necessary, access is unrestricted during normal business hours, and the installation can be accomplished in one concurrent eight (8) hour period.

"TARIFF" shall mean the rates and related terms and conditions of Service filed by ART with federal and state regulatory commissions and in effect at the time of Service.

"WHOLESALE RATES" shall mean the rates charged to Purchaser by ART.

"WRITING" shall mean any recordation whether on paper or its equivalent or in an decipherable electronic medium, except that where a writing must be signed under the terms of this Agreement it shall be on paper.